Exhibit 99.1

NEWS RELEASE

Astronics Corporation - 130 Commerce Way - East Aurora, NY - 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports 22% Growth in Revenue in Third Quarter 2012 Results

•	New quarterly record sales of $68.9 million, up 22.2% from prior year; organic sales up 14.9%

•	Record backlog of $115.6 million at the end of the quarter

•	2012 revenue guidance narrowed to range of $267 million to $275 million

EAST AURORA, NY November 6, 2012 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, today reported financial results for the three and nine months ended September 29, 2012.

	Three Months Ended			Nine Months Ended
	Sept 29, 2012	Oct 1, 2011	% Change	Sept 29, 2012	Oct 1, 2011	% Change
Sales	$68,899	$56,404	22.2%	$199,026	$167,007	19.2%
Gross profit	$16,717	$14,255	17.3%	$51,891	$43,147	20.3%
Gross profit percentage	24.3%	25.3%		26.1%	25.8%
SG&A	$9,062	$6,360	42.5%	$27,195	$19,849	37.0%
SG&A percent to sales	13.2%	11.3%		13.7%	11.9%
Income from Operations	$7,655	$7,895	(3.0)%	$24,696	$23,298	6.0%
Operating margin %	11.1%	14.0%		12.4%	14.0%
Net Income	$4,930	$6,665	(26.0)%	$16,219	$16,422	(1.2)%
Net Income %	7.2%	11.8%		8.1%	9.8%

Peter J. Gundermann, President and Chief Executive Officer, commented, “We experienced another strong quarter achieving record sales and also had bookings that were our second highest ever. Operating income for the quarter was solid even though we incurred increased engineering and development activity and an increase to our warranty and inventory reserves. These items added $4.3 million of expense to the quarter compared with the prior year period. Last year’s third quarter benefitted from an unusually low 11% tax rate.”

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Astronics Corporation Reports 22% Growth in Revenue in Third Quarter 2012 Results

November 6, 2012

Consolidated Review

Consolidated sales for the third quarter of 2012 increased by 22.2% to $68.9 million, including $4.1 million associated with acquisitions, compared with $56.4 million for the same period last year. Aerospace sales increased by $12.3 million and Test Systems sales increased by $0.2 million.

Consolidated sales for the first nine months of 2012 increased by 19.2% to $199.0 million, including $10.1 million associated with the acquisitions compared with $167.0 million for the same period last year. Aerospace sales increased by $34.5 million, while Test Systems sales decreased by $2.5 million in the first nine months of 2012.

Consolidated gross margin decreased to 24.3% in the third quarter of 2012 compared with 25.3% in the third quarter of 2011. The lower gross margin was a result of increased engineering and development (“E&D”) costs and increases to inventory and warranty reserves, partially offset by the leverage achieved from the increased sales as compared with the 2011 third quarter. E&D costs were $12.8 million in the third quarter of 2012 compared with $9.5 million in the same period of 2011, an increase of $3.3 million. Expense relating to warranty and inventory reserves resulted in a $1.0 million increase in cost of goods sold compared with the 2011 third quarter.

Year-to-date consolidated gross margin improved slightly to 26.1% in the first nine months of 2012 compared with 25.8% in the first nine months of 2011. The improved margins for the first nine months were a result of leverage that was achieved from increased sales volumes partially offset by increased E&D costs and higher inventory and warranty reserves. E&D costs were $33.9 million in the first nine months of 2012 compared with $26.6 million in the same period of 2011, an increase of $7.3 million. The Company expects full year consolidated E&D expenses for 2012 to be in the range of $44 million to $46 million, up from earlier 2012 estimates of $40 million to $43 million. Warranty and inventory reserve expense was up $1.1 million for the 2012 nine-month period compared with the same period of 2011.

Selling, general and administrative (“SG&A”) expenses were approximately $9.1 million, or 13.2% of sales, in the third quarter of 2012 compared with $6.4 million, or 11.3% of sales, in the same period last year. The increase was due primarily to the November 2011 acquisition of Ballard Technology (“Ballard”) and the July 30, 2012 acquisition of Max-Viz, which added $1.9 million to SG&A. Higher compensation costs also contributed to the increase.

Year-to-date SG&A expenses in 2012 were approximately $27.2 million, or 13.7% of sales, compared with $19.8 million, or 11.9% of sales in the same period last year. The increase was due primarily to the acquisition of Ballard and Max-Viz, which added $4.4 million to SG&A in the first nine months of 2012. Also contributing to the increase were higher compensation and legal costs in the 2012 nine-month period.

Income tax expense in the third quarter and year-to-date periods of 2012 was 33.2% and 32.1%, respectively, compared with 11.2% and 24.8% for the same periods last year. Last years’ third quarter and year-to-date tax rates reflect the favorable resolution of research and development tax credits relating to prior years and the reduction of reserves established in prior years related to those credits.

Net income for the third quarter of 2012 was $4.9 million, or $0.33 per diluted share, a decrease of $1.8 million from $6.7 million, or $0.45 per diluted share, in the third quarter of 2011. Year-to-date net income was $16.2 million, or $1.07 per diluted share, in 2012, down $0.2 million when compared with $16.4 million, or $1.11 per diluted share, in the first nine months of 2011. Earnings per share for all periods presented reflect the effect of the 15% Class B share distribution declared for shareholders of record on October 29, 2012 as though the distribution had taken place at the beginning of each period. Approximately 1.9 million Class B shares are expected to be distributed on or about November 12, 2012.

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Astronics Corporation Reports 22% Growth in Revenue in Third Quarter 2012 Results

November 6, 2012

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

In the third quarter of 2012, sales to the Commercial Transport market increased primarily on higher demand for Cabin Electronics products as well as growth in sales of Airframe Power, Aircraft Lighting and Avionics from growing demand in both OEM and retrofit applications. Military sales were flat when compared with the prior year’s third quarter as Avionics sales offset lower Aircraft Lighting and Airframe Power sales to this market. Sales to the Business Jet market were up slightly when compared with last year’s third quarter as higher Aircraft Lighting sales and the addition of enhanced vision systems in the Avionics product line were partially offset by a decrease in airframe power sales to this market. The Avionics product line is comprised of the Ballard and Max-Viz acquisitions.

In the first nine months of 2012, sales to the Commercial Transport market increased primarily on higher demand for Cabin Electronics products as global demand for passenger power systems continued to be strong. Aircraft Lighting, Airframe Power and Avionics also had higher sales to this market in the nine-month period. Military sales in the first nine months were up compared with last year, primarily as a result of the addition of Avionics databus products. This was somewhat offset by lower sales of Aircraft Lighting products and Airframe Power products to this market. Sales to the Business Jet market were up when compared with the first nine months of last year for similar reasons as noted in the quarter.

Aerospace operating profit for the third quarter of 2012 was $10.6 million, or 16.1% of sales, compared with $9.9 million, or 18.5% of sales, in the same period last year. The increase in the operating profit was due to leverage from higher sales volume partially offset by increased E&D costs, increased compensation costs and warranty and inventory reserve adjustments.

Aerospace operating profit for the first nine months of 2012 was $33.4 million, or 17.5% of sales, compared with $28.2 million, or 18.1% of sales, in the same period last year. The decrease in the operating profit was due to leverage from the increased sales volume partially offset by increased E&D costs and increased compensation and legal expense.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Sales in the 2012 third quarter increased slightly by $0.2 million to $3.1 million when compared with sales of $2.9 million for the same period in 2011. Sales for the first nine months of 2012 decreased $2.6 million to $8.8 million when compared with sales of $11.4 million for the same period in 2011.

Test Systems operating loss was $1.1 million and $3.5 million for the third quarter and nine-month period of 2012, respectively. Revenue generated by this segment was not sufficient to cover fixed costs. Astronics believes the technology developed in this segment continues to have potential and is marketing its technology to U.S. and other global defense entities during a difficult economic period for test equipment in the defense industry.

Balance Sheet

Cash at the end of the 2012 third quarter declined by $3.3 million to $7.6 million compared with $10.9 million at December 31, 2011. Year-to-date cash provided by operating activities of approximately $17.1 million was more than offset by capital expenditures of $10.6 million of which approximately $7.3 million was related to the construction of a new facility in Kirkland, Washington that Astronics’ Advanced Electronic Systems subsidiary will move into in December of this year. In addition, the Company reduced long-term debt $8.9 million during the year.

The Company expects capital spending in 2012 to be approximately $18 million to $21 million.

Outlook

On September 29, 2012, backlog was $115.6 million, up from backlog of $114.2 million at the end of the trailing second quarter of 2012 and improved over backlog of $110.2 million at the end of the third quarter of 2011. Approximately $67 million of backlog is expected to ship by the end of 2012 and approximately $100 million is expected to ship over the next four quarters.

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Astronics Corporation Reports 22% Growth in Revenue in Third Quarter 2012 Results

November 6, 2012

Mr. Gundermann concluded, “We remain optimistic about the future in light of increasing build rates of new commercial aircraft and our introduction of new, innovative products. Despite the economic weakness globally and the overhanging threat of sequestration, we remain confident in our strategy of expanding and broadening our product offerings and remaining focused on the most attractive aircraft platforms.”

The Company expects 2012 revenue to be in the range of $267 million to $275 million, up from $229 million in 2011. Astronics anticipates that approximately $257 million to $263 million of forecasted 2012 revenue will be from its Aerospace segment, while approximately $10 million to $12 million of the forecasted revenue will be from its Test Systems segment.

Third Quarter and Year to Date 2012 Webcast and Conference Call

The Company will host a teleconference at 11:00 AM ET on Tuesday, November 6, 2012. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 401261. The telephonic replay will be available from 2:00 p.m. on the day of the call through Tuesday, November 13, 2012. A transcript will also be posted to the Company’s Web site, once available.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc. and Max-Viz, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 22% Growth in Revenue in Third Quarter 2012 Results

November 6, 2012

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	9/29/2012	10/1/2011	9/29/2012	10/1/2011
Sales	$68,899	$56,404	$199,026	$167,007
Cost of products sold	52,182	42,149	147,135	123,860

Gross profit	16,717	14,255	51,891	43,147
Gross margin	24.3%	25.3%	26.1%	25.8%
Selling, general and administrative	9,062	6,360	27,195	19,849
SG&A % of Sales	13.2%	11.3%	13.7%	11.9%

Income from operations	7,655	7,895	24,696	23,298
Operating margin	11.1%	14.0%	12.4%	14.0%
Interest expense, net	274	390	803	1,461

Income before tax	7,381	7,505	23,893	21,837
Income tax expense	2,451	840	7,674	5,415

Net Income	$4,930	$6,665	$16,219	$16,422

Net income % of Sales	7.2%	11.8%	8.1%	9.8%
*Basic earnings per share:	$0.35	$0.48	$1.14	$1.18
*Diluted earnings per share:	$0.33	$0.45	$1.07	$1.11
*Weighted average diluted shares outstanding (in thousands)	15,090	14,865	15,103	14,793
Capital Expenditures	$6,074	$5,896	$10,570	$12,875
Depreciation and Amortization	$2,124	$1,198	$4,955	$3,592

*	All share quantities and per share data reported has been restated to reflect the impact of the three-for-twenty Class B stock distribution to shareholders of record on October 29, 2012.

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Astronics Corporation Reports 22% Growth in Revenue in Third Quarter 2012 Results

November 6, 2012

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

( in thousands)

	9/29/2012	12/31/2011
	(Unaudited)
ASSETS:
Cash and cash equivalents	$7,567	$10,919
Accounts receivable	47,330	35,669
Inventories	46,651	40,094
Other current assets	6,132	5,628
Property, plant and equipment, net	48,777	41,122
Deferred taxes long-term	9,003	7,039
Other long-term assets	2,857	3,249
Intangible assets, net	17,133	14,000
Goodwill	21,948	17,185

Total Assets	$207,398	$174,905

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$8,273	$5,290
Accounts payable and accrued expenses	39,486	28,187
Long-term debt	25,125	27,973
Other liabilities	16,879	10,592
Shareholders’ equity	117,635	102,863

Total Liabilities and Shareholders’ Equity	$207,398	$174,905

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	9/29/2012	10/1/2011	9/29/2012	10/1/2011
Sales
Aerospace	$65,788	$53,509	$190,212	$155,650
Test Systems	3,111	2,895	8,814	11,357

Total Sales	68,899	56,404	199,026	167,007

Operating Profit and Margins
Aerospace	10,577	9,897	33,358	28,223
	16.1%	18.5%	17.5%	18.1%
Test Systems	(1,132)	(832)	(3,525)	(1,360)
	(36.4)%	(28.7)%	(40.0)%	(12.0)%

Total Operating Profit	9,445	9,065	29,833	26,863
	13.7%	16.1%	15.0%	16.1%
Interest Expense	274	390	803	1,461
Corporate Expenses and Other	1,790	1,170	5,137	3,565

Income Before Taxes	$7,381	$7,505	$23,893	$21,837

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Astronics Corporation Reports 22% Growth in Revenue in Third Quarter 2012 Results

November 6, 2012

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended			2012 YTD %
	9/29/2012	10/1/2011	% change	9/29/2012	10/1/2011	% change
Aerospace Segment
Commercial Transport	$47,933	$35,259	35.9%	$133,220	$102,456	30.0%	67.0%
Military	8,733	8,737	—%	27,813	25,916	7.3%	14.0%
Business Jet	6,835	6,363	7.4%	21,773	20,425	6.6%	10.9%
FAA/Airport	2,287	3,150	(27.4)%	7,406	6,853	8.1%	3.7%

Aerospace Total	65,788	53,509	22.9%	190,212	155,650	22.2%	95.6%
Test Systems Segment
Military	3,111	2,895	7.5%	8,814	11,357	(22.4)%	4.4%

Total	$68,899	$56,404	22.2%	$199,026	$167,007	19.2%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended			2012 YTD %
	9/29/2012	10/1/2011	% change	9/29/2012	10/1/2011	% change
Aerospace Segment
Cabin Electronics	$37,802	$28,403	33.1%	$104,056	$81,352	27.9%	52.4%
Aircraft Lighting	17,221	16,936	1.7%	54,520	52,657	3.5%	27.5%
Airframe Power	4,366	5,020	(13.0)%	14,077	14,788	(4.8)%	7.1%
Avionics	4,112	—	100.0%	10,153	—	100.0%	4.5%
Airfield Lighting	2,287	3,150	(27.4)%	7,406	6,853	8.1%	3.6%

Aerospace Total	65,788	53,509	22.9%	190,212	155,650	22.2%	95.6%
Test Systems Segment	3,111	2,895	7.5%	8,814	11,357	(22.4)%	4.4%

Total	$68,899	$56,404	22.2%	$199,026	$167,007	19.2%	100%

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Astronics Corporation Reports 22% Growth in Revenue in Third Quarter 2012 Results

November 6, 2012

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Trailing Twelve Months
	12/31/2011	3/31/2012	6/30/2012	9/29/2012	9/29/2012
Sales
Aerospace	$58,224	$62,001	$62,423	$65,788	$248,436
Test Systems	2,932	3,137	2,566	3,111	11,746

Total Sales	$61,156	$65,138	$64,989	$68,899	$260,182

Bookings
Aerospace	$54,048	$58,567	$75,654	$64,674	$252,943
Test Systems	2,506	2,272	1,526	2,144	8,448

Total Bookings	$56,554	$60,839	$77,180	$66,818	$261,391

Backlog*
Aerospace	$97,903	$94,468	$107,699	$110,045	N/A
Test Systems	8,409	7,544	6,504	5,537	N/A

Total Backlog	$106,312	$102,012	$114,203	$115,582	N/A

Book:Bill Ratio
Aerospace	0.93	0.94	1.21	0.98	1.02
Test Systems	0.85	0.72	0.59	0.69	0.72

Total Book:Bill	0.92	0.93	1.19	0.97	1.00

*	On July 30, 2012, Astronics Corporation acquired Max-Viz, Inc. which included a backlog of approximately $3.5 million for the Aerospace segment. Max-Viz sales for the period were $1.0 million.

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